Exhibit 10.12
GUARANTY OF TRI-ISTHMUS GROUP, INC.
(Carol Schuster $1,500,000.00)
THIS GUARANTY AGREEMENT (the “Guaranty”) is made effective the 11th day of December, 2008, by the undersigned, Tri-Isthmus Group, Inc., a Delaware corporation (“Guarantor” or “Tri-Isthmus”), to and for the benefit of Carol Schuster, an individual (“Schuster”). For $100 and other good and valuable consideration, the receipt and sufficiency which are hereby acknowledged, the Company agrees to enter into this Guaranty.
1. Recitations. Rural Hospital Acquisition, LLC, an Oklahoma limited liability company (“RHA”), is the maker under that certain Promissory Note, dated as of December 11th, 2008, in the original principal amount of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) (the “Note”), payable to the order of Schuster. RHA is an indirect subsidiary of Tri-Isthmus, and as such, Tri-Isthmus will benefit by virtue of the accommodations extended by Schuster to RHA.
2. Guarantee. Tri-Isthmus hereby absolutely and unconditionally, guarantees to Schuster the due and punctual payment of all principal and interest now owing or which may hereafter be payable to Schuster by RHA pursuant to the Note; provided, that notwithstanding the foregoing, the total liability of Tri-Isthmus under this agreement shall not exceed the principal amount of $1,500,000.00, plus interest thereon at the rate set forth in the Note and any other amounts owed under the Note (the “Indebtedness”).
3. Continuing Guarantee. This undertaking shall operate as a continuing guaranty of the full payment of the Note and shall remain in full force and effect. The obligations of Tri-Isthmus hereunder shall be in addition to any other obligations of Tri-Isthmus and this Guaranty shall not, unless expressly herein provided, affect or invalidate any such other guaranties. The liability of Tri-Isthmus to Schuster shall at all times be deemed to be the aggregate liability of Tri-Isthmus under the terms of this Guaranty, and of any other guaranties heretofore or hereafter given by Tri-Isthmus to Schuster and not expressly revoked, modified or invalidated.
4. Independent Obligations. The obligations hereunder are independent of the obligations of RHA, and a separate action or actions may be brought and prosecuted against Tri-Isthmus whether any action is brought against RHA or whether RHA be joined in any such action or actions; and Tri-Isthmus waives the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof.
5. Waivers.
5.1	Tri-Isthmus hereby waives:
5.1.1	Diligence, presentment, protest, notice of dishonor, notice of default, demand for payment, notice of presentment and extension of time of payment;
5.1.2	Notice of acceptance hereof;

5.1.3	Notice of nonpayment at maturity;
5.1.4	Notice of the extension of credit from time to time given by Schuster to RHA, and the creation, existence or acquisition of any Indebtedness hereby guaranteed;
5.1.5
Notice of the amount of Indebtedness of RHA to Schuster from time to time, subject, however, to Tri-Isthmus’s right to make inquiry of Schuster to ascertain the amount of Indebtedness at any reasonable time;

5.1.6	Notice of adverse change in RHA’s financial condition or of any other fact which might increase Tri-Isthmus’s risk;
5.1.7	All set-offs and counterclaims; and
5.1.8	All other notices and demands to which Tri-Isthmus might otherwise be entitled.
5.2
Tri-Isthmus further waives its rights by statute or otherwise to require Schuster to institute suit against RHA or to exhaust its rights and remedies against RHA or any other party obligated to pay or any collateral securing the Indebtedness, Tri-Isthmus being bound to the payment of each and all Indebtedness of RHA to Schuster whether now existing or hereafter incurred as fully as if such Indebtedness was directly owing to Schuster by Tri-Isthmus.

5.3
Tri-Isthmus further waives any defense arising by reason of any disability or other defense of RHA or by reason of the cessation from any cause whatsoever of the liability of RHA (including, without limitation, Schuster’s failure to seek a deficiency judgment against RHA following foreclosure upon any collateral securing the Indebtedness), and any defense that other indemnity, guaranty or security was to be obtained.

5.4	Nothing shall discharge or satisfy the liability of Tri-Isthmus hereunder except the full performance and payment of the Indebtedness of RHA, with interest, if applicable.

5.5
If RHA or Tri-Isthmus should at any time become insolvent or make a general assignment, or if a petition in bankruptcy or any insolvency or reorganization proceedings shall be filed or commenced by, against, or in respect of RHA or Tri-Isthmus any and all of the obligations of Tri-Isthmus shall, forthwith become due and payable without notice.

5.6
Tri-Isthmus consents and agrees that Schuster shall be under no obligation (i) to marshal any assets in favor of Tri-Isthmus or against or in payment of any or all of the Indebtedness; (ii) to foreclose upon, repossess, collect or take any action whatsoever with respect to any collateral securing the Indebtedness; or (iii) to seek any deficiency judgment against RHA or any other party obligated to pay the Indebtedness.

6. Payment of Expenses. Tri-Isthmus agrees to pay all expenses incurred by Schuster in connection with enforcement of her rights under this Guaranty, as well as court costs, collection charges and attorneys’ fees and disbursements.
7. Reservation of Rights. Tri-Isthmus consents and agrees that, without notice to or by Tri-Isthmus and without affecting or impairing the obligations of Tri-Isthmus hereunder, Schuster may compromise or settle, extend the period of duration or the time for the payment or discharge or performance of, or may refuse to enforce or may release all or any parties to any and all of said Indebtedness, or may grant other indulgences to RHA in respect thereof, or may amend or modify in any manner any documents or agreements relating to such Indebtedness, other than this Guaranty, or may release, surrender, exchange, modify, impair or extend the period of duration or time for the performance, discharge or payment of, any and all deposits and other property securing the Indebtedness or on which Schuster at any time may have a lien, or may refuse to enforce its rights, or may make any compromise or settlement or agreement therefor, in respect of any and all of such deposits and property, or with any party to the Indebtedness, or with any other person, firm or corporation whatsoever, or may release, add or substitute any one or more of the endorsers or the guarantors of the Indebtedness whether parties to this instrument or not, or may exchange, enforce, waive or release any security for any guaranty of the Indebtedness. In the event of the occurrence of any of the foregoing, Tri-Isthmus hereby acknowledges that Schuster has expressly reserved all rights against Tri-Isthmus, and Tri-Isthmus agrees that its liability hereunder will not be affected or impaired by any failure, neglect or omission of Schuster to protect, in any manner, the collection of the Indebtedness or any security given therefore.
8. Noncontingent Liability. Tri-Isthmus agrees that the liability of Tri-Isthmus on this Guaranty shall be immediate and shall not be contingent upon the exercise or enforcement by Schuster of whatever remedies it may have against RHA or others, or the enforcement of any lien or realization upon any security which Schuster may at any time possess.
9. Invalid, Fraudulent or Preferential Payments. Tri-Isthmus agrees that to the extent RHA makes a payment or payments to Schuster, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment has not been made.
10. Primary Obligations. This Guaranty is a primary and original obligation of Tri-Isthmus and is an absolute, unconditional, continuing and irrevocable guaranty of payment and shall remain in full force and effect without respect to future changes in conditions, including change of law or any invalidity or irregularity with respect to the issuance of any obligations of RHA to Schuster or with respect to the execution and delivery of any agreement between RHA and Schuster.

11. Election of Remedies. Schuster shall have the right to seek recourse against Tri-Isthmus to the full extent provided for herein and in any other document or instrument evidencing obligations of Tri-Isthmus to Schuster, and against RHA, to the full extent provided for in any purchase or credit agreement between Schuster and RHA. No election to proceed in one form of action or proceeding, or against any party, or on any obligation, shall constitute a waiver of Schuster’s right to proceed in any other form of action or proceeding or against other parties unless Schuster has expressly waived such right in writing. Specifically, but without limiting the generality of the foregoing, no action or proceeding by Schuster against RHA under any document or instrument evidencing or securing the Indebtedness of RHA to Schuster shall serve to diminish the liability of Tri-Isthmus except to the extent Schuster realized payment by such action or proceeding, notwithstanding the effect of any such action or proceeding upon Tri-Isthmus’s right of subrogation against RHA. By acceptance hereof, Schuster and Tri-Isthmus agree that Tri-Isthmus hereby knowingly accepts the full range of risk encompassed within a contract of “Guaranty” which risk includes, without limitation, the possibility that RHA will incur additional Indebtedness for which Tri-Isthmus may be liable hereunder after RHA’s financial condition or ability to pay its lawful debts when they fall due has deteriorated.
12. Reaffirmation of Obligation. Tri-Isthmus agrees that it will promptly execute and deliver to Schuster or her designee written reaffirmation of Tri-Isthmus’s obligations hereunder if so requested by Schuster from time to time. Tri-Isthmus’s absolute obligation to make such reaffirmations is not to be construed to infer an absence of liability on the Tri-Isthmus’s behalf in any instance in which Tri-Isthmus is not asked to reaffirm, or fail to reaffirm, its obligations, notwithstanding any modification of RHA’s obligations to Schuster.
13. Governing Law. This Guaranty, all acts and transactions hereunder and the rights and obligations of the parties hereto shall be governed, construed and interpreted according to the laws of the State of Oklahoma. As part of the consideration for Schuster’s granting credit to RHA, Tri-Isthmus hereby agrees that all actions or proceedings arising directly or indirectly hereunder may, at the option of Schuster, be litigated in courts having situs where the principal office of Schuster is located, and Tri-Isthmus hereby expressly consents to the jurisdiction of any local, state or federal court located within said state, and consents that any service of process in such action or proceeding may be made by personal service upon Tri-Isthmus wherever Tri-Isthmus may then be located, or by certified or registered mail directed to Tri-Isthmus at its last known address.

14. Miscellaneous.
14.1	Tri-Isthmus agrees that all the rights, benefits and privileges herein and hereby conferred upon Schuster shall vest in, and be enforceable by Schuster, her successors and assigns.
14.2
Schuster may assign this Guaranty either in whole or in part, together with any of her rights and powers hereunder, and Schuster may assign and/or deliver to any such assignee any of such security for payment of the Indebtedness, and, in the event of such assignment, the assignee hereof and of such rights and powers and of such security, if any of such security be so assigned and/or delivered, shall have the same rights and remedies as if originally named herein in Schuster’s place, and Schuster shall thereafter be fully discharged from all responsibilities with respect to any such securities so assigned and/or delivered.

IN WITNESS WHEREOF, the undersigned Tri-Isthmus has executed this Guaranty as of the day and year first above written.

Tri-Isthmus Group, Inc.
By:
Name:
Title: